CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016	783,532	$10.00	$7,835,320	$1,068.74

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement LIRN-3.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-8 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$7,835,320.00
Underwriting discount	$0.225	$176,294.70
Proceeds, before expenses, to BAC	$9.775	$7,659,025.30

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

January 24, 2013

783,532 Units $10 principal amount per unit CUSIP No. 06053E235 Pricing Date January 24, 2013 Settlement Date January 31, 2013 Maturity Date February 2, 2016 Lock-In Notes Linked to the Dow Jones Industrial AverageSM Maturity of approximately three years Minimum return per unit at maturity if the level of the Index on either of two Observation Dates increases from the Starting Value by any of the following (a “Lock-In Event”): 10% to 19.99% increase: $1.00 per unit Lock-In Amount (a 10% return) 20% to 29.99% increase: $2.00 per unit Lock-In Amount (a 20% return) 30% or greater increase: $3.00 per unit Lock-In Amount (a 30% return) If a Lock-In Event occurs, the Redemption Amount per unit at maturity will be $10 plus the greater of (a) the percentage change in the Index at maturity and (b) the highest Lock-In Amount achieved over the term of the notes If no Lock-In Event occurs, 1-to-1 upside exposure to increases in the Index at maturity and 1-to-1 downside exposure to decreases in the Index at maturity below the Threshold Value, with up to 91.70% of the principal amount at risk All payments occur at maturity and are subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Summary

The Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide one-for-one upside exposure at maturity if the Ending Value of the Market Measure, which is the Dow Jones Industrial AverageSM (the “Index”), is greater than its Starting Value. The notes have a lock-in feature which provides for a minimum return at maturity if the Index increases by at least 10%, 20% or 30% from the Starting Value as of either of the Observation Dates, as set forth below. If a Lock-In Event does not occur and the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Index. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Index. The economic terms of the notes (including the Threshold Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. This estimated initial value is $9.63 per unit. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately three years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”), a price return index.
Starting Value:	13,825.33
Observation Dates:	February 3, 2014 and January 26, 2015.
Observation Level:	The closing level of the Index on an Observation Date, as determined by the calculation agent.
Lock-In Events:	A Lock-In Event will occur if the Observation Level on either Observation Date increases from the Starting Value by 10% or more.
Lock-In Amounts:

Observation Level

15,207.86 to 16,590.39 (110% to 119.99% of the Starting Value)

16,590.40 to 17,972.92

(120% to 129.99% of the Starting Value)

17,972.93 or greater

(130% or more of the Starting Value)

Lock-In Amount $1 per unit $2 per unit $3 per unit

If a Lock-In Event occurs, the Redemption Amount per unit at maturity will be $10 plus the greater of (a) the percentage change in the level of the Index on the calculation day and (b) the highest Lock-In Amount achieved over the term of the notes, even if the level of the Index subsequently decreases after the Lock-In Event.

Ending Value:	The closing level of the Index on the calculation day.
Threshold Value:	12,677.83 (91.70% of the Starting Value, rounded to two decimal places)
Participation Rate:	100%
Calculation Day:	January 26, 2016
Fees and Charges:	The underwriting discount of $0.225 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-15.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Lock-In Notes	TS-2

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement LIRN-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146420/d326518d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase from the Starting Value to the Ending Value.

▪

You are willing to risk a loss of principal and return if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value and a Lock-In Event does not occur.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪

You believe that a Lock-In Event will not occur on either of the Observation Dates, and that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Lock-In Notes	TS-3

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Examples of Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a Threshold Value of 91.70, the Participation Rate of 100% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Observation Levels, Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

The following table illustrates, for a Starting Value of 100.00 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value; and

▪	the Redemption Amount per unit of the notes:

a.	if a Lock-In Event occurs because the Observation Level is at least 110% of the Starting Value on either Observation Date;

b.	if a Lock-In Event occurs because the Observation Level is at least 120% of the Starting Value on either Observation Date; and

c.	if a Lock-In Event occurs because the Observation Level is at least 130% of the Starting Value on either Observation Date.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit: No Lock-In Event	Redemption Amount per Unit: 10% Lock-In Event Occurs	Redemption Amount per Unit: 20% Lock-In Event Occurs	Redemption Amount per Unit: 30% Lock-In Event Occurs
50.00		-50.00%	$5.83	$11.00	$12.00	$13.00
60.00		-40.00%	$6.83	$11.00	$12.00	$13.00
70.00		-30.00%	$7.83	$11.00	$12.00	$13.00
80.00		-20.00%	$8.83	$11.00	$12.00	$13.00
85.00		-15.00%	$9.33	$11.00	$12.00	$13.00
91.70	(1)	-8.30%	$10.00	$11.00	$12.00	$13.00
95.00		-5.00%	$10.00	$11.00	$12.00	$13.00
100.00	(2)	0.00%	$10.00	$11.00	$12.00	$13.00
102.00		2.00%	$10.20	$11.00	$12.00	$13.00
105.00		5.00%	$10.50	$11.00	$12.00	$13.00
110.00		10.00%	$11.00	$11.00	$12.00	$13.00
120.00		20.00%	$12.00	$12.00	$12.00	$13.00
130.00		30.00%	$13.00	$13.00	$13.00	$13.00
140.00		40.00%	$14.00	$14.00	$14.00	$14.00
150.00		50.00%	$15.00	$15.00	$15.00	$15.00

(1)	This is the hypothetical Threshold Value.

(2)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 13,825.33, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section on page TS-11 below.

Lock-In Notes	TS-4

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Redemption Amount Calculation Examples

No Lock-In Event occurs on any Observation Date.

Example 1

The Ending Value is 65.00, or 65.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	105.00 (no Lock-In Event)
Observation Level on Second Observation Date:	90.00 (no Lock-In Event)

Ending Value:	65.00

Redemption Amount (per unit) =	$10 –	[	$10 ×	(91.70 – 65.00)	]	= $7.33
100.00

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Threshold Value, the Redemption Amount will be less than the Original Offering Price.)

Example 2

The Ending Value is 97.00, or 97.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	75.00 (no Lock-In Event)
Observation Level on Second Observation Date:	95.00 (no Lock-In Event)

Ending Value:	97.00

Redemption Amount (per unit) = $10.00

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is less than the Starting Value but is greater than the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3

The Ending Value is 135.00, or 135.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	85.00 (no Lock-In Event)
Observation Level on Second Observation Date:	105.00 (no Lock-In Event)

Ending Value:	135.00

Redemption Amount (per unit) =	$10 +	[	$10 ×	(135 – 100)	]	= $13.50
100

(Since no Lock-In Event has occurred on any Observation Date and the Ending Value is greater than the Starting Value, the Redemption Amount will be greater than the Original Offering Price.)

Lock-In Notes	TS-5

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Lock-In Event occurs on one or both Observation Dates.

Example 4

The Ending Value is 98.00, or 98.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	122.00 (Lock-In Event); (Lock-In Amount of $2.00)
Observation Level on Second Observation Date:	101.00 (no Lock-In Event)

Ending Value:	98.00

Redemption Amount (per unit) = The greater of: (a) $10 + the Lock-In Amount of $2.00 and

(b)	$10 +	[	$10 ×	(98 – 100)	]	= $9.80
100

Redemption Amount (per unit) = $12.00

(Since a Lock-In Event has occurred on an Observation Date and the Ending Value is less than the Starting Value, the Redemption Amount will equal $10 plus the Lock-In Amount.)

Example 5:

The Ending Value is 124.00, or 124.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	105.00 (no Lock-In Event)
Observation Level on Second Observation Date:	112.00 (Lock-In Event); (Lock-In Amount of $1.00)

Ending Value:	124.00

Redemption Amount (per unit) = The greater of: (a) $10 plus the Lock-In Amount of $1.00 and

(b)	$10 +	[	$10 ×	(124 – 100)	]	= $12.40
100

Redemption Amount (per unit) = $12.40

(Although a Lock-In Event has occurred, the Ending Value is greater than the highest Observation Level on any Observation Date. As a result, the Redemption Amount will equal $12.40.)

Example 6:

The Ending Value is 74.00, or 74.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	91.70

Observation Level on First Observation Date:	132.00 (Lock-In Event); (Lock-In Amount of $3.00)
Observation Level on Second Observation Date:	119.00 (Lock-In Event); (Lock-In Amount of $1.00)

Ending Value:	74.00

Highest Lock-In Amount achieved over the term of the notes: $3.00

Redemption Amount (per unit) = The greater of: (a) $10 plus the highest Lock-In Amount of $3.00 and

(b)	$10 +	[	$10 ×	(74 – 100)	]	= $7.40
100

Redemption Amount (per unit) = $13.00

(Since Lock-In Events have occurred on both Observation Dates and the Ending Value is less than the Starting Value, the Redemption Amount will equal $10 plus the highest Lock-In Amount.)

Lock-In Notes	TS-6

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Summary of Hypothetical Examples	Starting Value	Threshold Value	Observation Level on the First Observation Date	Observation Level on the Second Observation Date	Ending Value	Redemption Amount
No Lock-In Event occurs:
Example 1	100.00	91.70	105.00	90.00	65.00	$7.33
Example 2	100.00	91.70	75.00	95.00	97.00	$10.00
Example 3	100.00	91.70	85.00	105.00	135.00	$13.50
A Lock-In Event occurs:
Example 4	100.00	91.70	122.00	101.00	98.00	$12.00
Example 5	100.00	91.70	105.00	112.00	124.00	$12.40
Example 6	100.00	91.70	132.00	119.00	74.00	$13.00

Lock-In Notes	TS-7

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement LIRN-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪

Depending on the performance of the Index as measured shortly before the maturity date, if a Lock-In Event does not occur and the Ending Value is less than the Threshold Value, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes, including the payment of any Lock-In Amount, are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪

The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Index, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

The Redemption Amount will not be affected by all developments relating to the Index over the term of the notes and will be calculated by comparing only the Starting Value to each Observation Level and the Ending Value.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index Sponsor (as defined below) may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own securities of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Lock-In Notes	TS-8

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Additional Risk Factors

A Lock-In Event may not occur during the term of the notes.

A Lock-In Event will not occur if the closing level of the Index is not at least 110% of the Starting Value on either of the Observation Dates. Because the level of the Index may fluctuate during the term of the notes, a Lock-In Event may not occur, even if the level of the Index increases by more than 10% on one or more trading days during the term of the notes before decreasing to a lower level as of an Observation Date.

You must hold the notes to maturity in order to receive the benefit of a Lock-In Event.

Even if a Lock-In Event occurs, you must be willing to hold the notes until maturity in order to receive the applicable Lock-In Amount set forth above. Even if a Lock-In Event occurs prior to maturity, if you sell the notes prior to maturity, you could receive an amount that is less than the Original Offering Price.

Even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit.

Even if the Observation Level has increased more than 10%, 20%, or 30% from the Starting Value on either Observation Date, the respective Lock-In Amount will not be more than $1 per unit, $2 per unit or $3 per unit. For example, if the Observation Level on an Observation Date is 116% of the Starting Value, the applicable Lock-In Amount will only be $1.00 per unit, which is only 10% of the Original Offering Price, and does not represent the full appreciation of the Index from the Starting Value to the Observation Level. If the Observation Level on an Observation Date is 136% of the Starting Value, the Lock-In Amount will only be $3.00 per unit, which is only 30% of the Original Offering Price.

Lock-In Notes	TS-9

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Additional Terms of the Notes

The following terms supplement the terms set forth in product supplement LIRN-3.

Calculation Day

The Maturity Valuation Period for the notes will consist of a single calculation day. If the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the calculation day will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the closing value of the Index will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

Postponement of Observation Dates

If a scheduled Observation Date is not a Market Measure Business Day, or if a Market Disruption Event occurs on that day, the Observation Date will be the immediately succeeding Market Measure Business Day during which no Market Disruption Event occurs or is continuing; provided that the applicable Observation Level will be determined (or if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances no later than the tenth scheduled Market Measure Business Day following the scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that day.

Discontinuance of the Index

The provisions set forth in the product supplement under the caption “Description of LIRNs — Discontinuance of a Market Measure” will apply to each Observation Date for the notes and to the determination of the applicable Observation Level, if the calculation agent determines that any of the conditions set forth in that section apply as of that Observation Date.

Role of the Calculation Agent

The provisions set forth in the product supplement under the caption “Description of LIRNs — Role of the Calculation Agent” will apply to the calculation agent’s determination of each Observation Level.

Lock-In Notes	TS-10

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of S&P Dow Jones Indices LLC (the “Index Sponsor”), and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index Sponsor discontinuing publication of the Index are discussed in the section of product supplement LIRN-3 beginning on page S-27 entitled “Description of LIRNS — Discontinuance of a Market Measure.” Neither we nor MLPF&S accept any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

Publication of the Index

The Index is a price-weighted index, which means an underlying stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. The Index is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Index is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire Index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Index are made entirely by the Averages Committee without consultation with the corporations represented in the Index, any stock exchange, any official agency or us. Changes to the common stocks included in the Index tend to be made infrequently, and the underlying stocks of the Index may be changed at any time for any reason. The companies currently represented in the Index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of December 31, 2012 indicated in parentheses: Industrials (21.4%); Technology (15.99%); Consumer Services (15.71%); Oil & Gas (11.41%); Health Care (11.16%); Financials (10.83%); Consumer Goods (6.10%); Telecommunications (4.51%); and Basic Materials (3.14%).

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

Lock-In Notes	TS-11

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on December 31, 2012.

Issuer of Component Stock (1)	Symbol	Industry	Price Per Share (2)	Component Stock Weight (2)
3M Company	MMM	Diversified Industrials	$92.85	5.44%
Alcoa Inc.	AA	Aluminum	$8.68	0.51%
American Express Company	AXP	Consumer Finance	$57.48	3.37%
AT&T Inc.	T	Fixed Line Telecommunications	$33.71	1.98%
Bank of America Corporation	BAC	Banks	$11.60	0.68%
The Boeing Company	BA	Aerospace	$75.36	4.42%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	$89.58	5.25%
Chevron Corporation	CVX	Integrated Oil & Gas	$108.14	6.34%
Cisco Systems, Inc.	CSCO	Telecommunications Equipment	$19.65	1.15%
The Coca-Cola Company	KO	Soft Drinks	$36.25	2.12%
E. I. du Pont de Nemours and Company	DD	Commodity Chemicals	$44.97	2.64%
Exxon Mobil Corporation	XOM	Integrated Oil & Gas	$86.55	5.07%
General Electric Company	GE	Diversified Industrials	$20.99	1.23%
Hewlett-Packard Company	HPQ	Computer Hardware	$14.25	0.84%
The Home Depot, Inc.	HD	Home Improvement Retailers	$61.85	3.62%
Intel Corporation	INTC	Semiconductors	$20.63	1.21%
International Business Machines Corporation	IBM	Computer Services	$191.55	11.23%
Johnson & Johnson	JNJ	Pharmaceuticals	$70.10	4.11%
JPMorgan Chase & Co.	JPM	Banks	$43.97	2.58%
McDonald’s Corporation	MCD	Restaurants & Bars	$88.21	5.17%
Merck & Co., Inc.	MRK	Pharmaceuticals	$40.94	2.40%
Microsoft Corporation	MSFT	Software	$26.73	1.57%
Pfizer Inc.	PFE	Pharmaceuticals	$25.08	1.47%
The Procter & Gamble Company	PG	Nondurable Household Products	$67.89	3.98%
The Travelers Companies, Inc.	TRV	Property & Casualty Insurance	$71.82	4.21%
United Technologies Corporation	UTX	Aerospace	$82.01	4.81%
UnitedHealth Group Incorporated	UNH	Health Care Providers	$54.24	3.18%
Verizon Communications, Inc.	VZ	Fixed Line Telecommunications	$43.27	2.54%
Wal-Mart Stores, Inc.	WMT	Broadline Retailers	$68.23	4.00%
The Walt Disney Company	DIS	Broadcasting & Entertainment	$49.79	2.92%

(1)

The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the notes as to the performance of the Index or any component stock included in the Index. Beneficial owners of the notes will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. The Index Sponsor does not guarantee the accuracy or the completeness of the Index or any data included in the Index. The Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. The Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the notes at maturity.

Lock-In Notes	TS-12

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

The following graph shows the monthly historical performance of the Index in the period from January 2007 through December 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 13,825.33.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “DJIASM” is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by our subsidiary, MLPF&S. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPS&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

Lock-In Notes	TS-13

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Lock-In Notes	TS-14

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.07 to $0.15 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the estimated initial value of the notes at the time the terms of the notes were set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement LIRN-3.

Lock-In Notes	TS-15

Lock-In Notes Linked to the Dow Jones Industrial AverageSM, due February 2, 2016

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Index.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to positive market (or, in the case of bearish investments, a flat to negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Lock-In Notes	TS-16